Exhibit 99.1
Terra Nitrogen Company, L.P. Issues Statement
SIOUX CITY, IOWA (March 8, 2010)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today issued the following statement in response to inquiries from both investors and the media:
Terra Nitrogen Company, L.P. conducts its business through an operating partnership. Terra Nitrogen GP Inc. (TNGP) is the general partner of the partnership and is an indirect, wholly-owned subsidiary of Terra Industries Inc. (NYSE: TRA) (“Terra”). In the event of a change of control of Terra, the acquiring company would assume control of TNGP with no change in TNGP’s role as general partner of the partnership.
Further, while a change of control of Terra would constitute an event of default under TNCLP’s existing $50 million revolving credit facility, TNCLP has had preliminary conversations with lending institutions and believes that it would reach an agreement to amend the existing credit facility or replace the existing credit facility in such event to avoid an event of default. TNCLP arranged its existing facility as a standby credit for potential use in circumstances of seasonal working capital fluctuation. TNCLP has not borrowed under its credit facilities for more than five years. At February 28, 2010, TNCLP had cash balances of $81.0 million, including $50.2 million of funds received from customer prepayments. As of March 8, 2010, TNCLP had no indebtedness outstanding under its existing credit facility.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. The forward-looking statements contained herein include statements regarding the amendment or replacement of TNCLP’s existing credit facility in the event of a change of control of Terra. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:

•	changes in financial and capital markets,
•	changes in financial and capital markets,
•	general economic conditions within the agricultural industry,
•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),
•	changes in product mix,
•	changes in the seasonality of demand patterns,
•	changes in weather conditions,
•	changes in environmental and other government regulations, and
•	changes in agricultural regulations and
•	changes in the securities trading markets.
Additional information as to these factors can be found in TNCLP’s 2009 Annual Report/10-K and in TNCLP’s subsequent Quarterly Reports on Form 10-Q (when available), in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser/Jim Shaughnessy
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com / jmoser@joelefrank.com / jshaughnessy@joelefrank.com